Exhibit 99.(c)(2) Presentation of Brean Murray, Carret & Co., LLC to the special committee of the board of directors of the Company dated July 7, 2009

Privileged & Confidential

Presentation to the Special Committee of the Board of Directors of:

Sinoenergy Corporation (Nasdaq: SNEN)

July 7, 2009

Brean Murray Carret & Co.

Introduction

Brean Murray, Carret & Co., LLC ("BMC" or "we") has been advised by the Special Committee of the Board of Directors (the "Special Committee") of Sinoenergy Corp. (the "Company") that the Company has signed a letter of intent, dated as of June 24, 2009 (the "Letter of Intent") with Skywide Capital Management Ltd. ("Skywide" or the "Purchaser") pursuant to which Sinoenergy will merge with and into Skywide or a wholly owned subsidiary of Skywide (the "Merger'), for a cash purchase price of $1.90 for each share of the Company (the "Merger Consideration"), on terms and conditions more fully set forth in the Letter of Intent (the "Transaction"). The Special Committee has requested BMC's opinion, as investment bankers, as to the fairness to the shareholders of the Company (the "Shareholders"), from a financial point of view, of the Merger Consideration to be received by the Shareholders in the Transaction pursuant to the Letter of Intent in connection with the Merger.

These materials are being presented to the Special Committee in support of our fairness opinion. These materials do not, however, constitute our fairness opinion and are provided for informational purposes only. Our fairness opinion is limited to the terms of our opinion letter. The following presentation summarizes the financial analyses we employed in reaching our fairness opinion and is qualified in its entirety by reference to the full text of the opinion.

(continued…)

Introduction (continued)

In connection with the preparation of these materials, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was made available, supplied, or otherwise communicated to BMC by or on behalf of the Company, and other publicly available information. We have further relied upon the assurances of the management of the Company that they are unaware of any facts that would make such information incomplete or misleading. In arriving at the conclusion of our fairness opinion, we have not been requested to make, nor have we made, an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. Please refer to the fairness opinion for a summary of the materials reviewed and other due diligence performed by BMC in connection with this engagement.

We believe that our analysis should be considered as a whole, and that selecting portions of our analysis and the factors we considered, without considering all analyses and factors, could be misleading. The preparation of a fairness opinion is a complex process and, as a result, fairness opinions are not necessarily susceptible to partial analysis or summary description. Our fairness opinion is necessarily based upon economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of the opinion. It should be understood that, although subsequent developments may affect the fairness opinion or the analyses or information set forth in these materials, we do not have any obligation to update, revise or reaffirm our fairness opinion.

(continued…)

Introduction (continued)

It is understood that these materials are solely for the information of, and directed to, the Special Committee in its evaluation of the Merger Consideration and are not to be relied upon by any shareholder of the Company, or any other person or entity other than the Special Committee. These materials do not constitute a recommendation to the Special Committee as to how they should vote on the Transaction. If it is determined that a shareholder vote is required in connection with this Transaction, these materials do not constitute a recommendation to any shareholder of the Company as to how to vote at any shareholders' meeting at which the Transaction is considered or whether or not to take any action in connection with the Transaction. Additionally, we have not been involved in structuring the Transaction or any agreements relating thereto and our opinion does not compare the relative merits of the Transaction with any other alternative transaction or business strategy which may have been available to the Company and does not address the underlying business decision of the Special Committee or the Company to proceed with or effect the Transaction. We were not requested to explore alternatives to the Transaction or solicit the interest of any other parties in pursuing transactions with the Company.

These materials are not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities or to seek approval for the Transaction, nor shall this presentation be used for any other purposes, without the prior written consent of BMC.

We have acted as financial advisor to the Special Committee and will receive a fee upon the delivery of our fairness opinion that is not contingent upon consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may actively trade securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Table of Contents

I. Transaction Overview

Transaction Overview

Transaction Summary

- Sinoenergy Corporation has signed a Letter of Intent (dated June 24, 2009) to merge with and into Skywide Capital Management
- Sinoenergy and Skywide are currently negotiating a Definitive Merger Agreement related to the Transaction which is expected to be executed the week of July 13
- Upon closing of the Transaction, Skywide, or a wholly owned subsidiary of Skywide, will own 100% of Sinoenergy
- Skywide's principal shareholders, Messrs. TZ Deng and Bo Huang, jointly own, directly or indirectly, approximately 40% of the issued and outstanding shares of Sinoenergy

Transaction Overview

Transaction Summary
(continued)

- As Consideration, the Shareholders of Sinoenergy will receive payment in cash of $1.90 for each share of common stock of the Company
- Concurrent with the Merger, Sinoenergy will cancel or repurchase all outstanding "in the money" options and warrants
- The Transaction is not subject to any financing contingency or due diligence
- The Letter of Intent shall terminate and be null and void upon the earlier of (a) the execution and delivery of the Merger Agreement or (b) the expiration of 30 business days from the date of the letter
- As part of its consideration of the Transaction, the Special Committee of the Company's Board of Directors has requested a fairness opinion from BMC as to the fairness to the Shareholders of the Company, from a financial point of view, of the Merger Consideration

Transaction Overview

Role of BMC

BMC has been engaged by the Special Committee to issue an opinion as to the fairness, from a financial point of view, of the consideration to be received by the Shareholders in the Transaction. The fairness opinion will be applicable to the Sinoenergy Shareholders that are not affiliated with Skywide

In connection with the rendering of its opinion, BMC, among other things:

- Engaged in discussions with members of the executive management teams of Sinoenergy;
- Visited major facilities and interviewed key employees;
- Reviewed the Letter of Intent dated June 24, 2009 by and among Sinoenergy and Skywide;
- Reviewed Sinoenergy's 10-Q for the quarterly periods ended March 31, 2009 and December 31, 2008, 10-K for the fiscal year ended September 30, 2008
- Reviewed the reported historical prices and historical trading activity for Sinoenergy's common stock for the period from June 27, 2008 to June 26, 2009;

Transaction Overview

Role of BMC
(continued)

- Reviewed the financial terms and statistics, to the extent publicly available, of certain comparable companies and transactions that BMC deemed relevant;
- Conducted an analysis of premiums paid in "going private" transactions for the period from June 2007 to June 2009;
- Performed such other analyses and considered such other factors as BMC deemed appropriate;
- Assumed no responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects; and
- BMC did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Sinoenergy nor was BMC furnished with any such evaluations or appraisals

II. Sinoenergy Overview

Sinoenergy Overview

Summary

- Sinoenergy Corporation manufactures pressure containers and compressed natural gas (CNG) facilities and equipment
  - The Company's pressure containers are sold to companies in various industries, including the petroleum, chemical, metallurgy, electricity generation and beverage
- In addition, the Company engages in the design, construction and equipping of CNG stations and the operation of those stations
  - As of December 10, 2008, the company was operating 16 CNG stations, of which 11 are located in Wuhan, two in Pingdingshan and three in Xuancheng. An additional three stations are in the final stages of construction located in Wuhan
- The Company also manufactures CNG vehicle conversion kits and electronic control devices that enable vehicles manufactured for gasoline to operate on CNG
- The Company's major pressurized container and CNG equipment manufacturing facilities are located in Qingdao, Shandong province in the People's Republic of China
- The Company's stock currently trades on the NASDAQ Capital Market under the symbol "SNEN"

Sinoenergy Overview
Historical Financial Statements

Historical Income Statements (as reported)

(amounts in thousands)	2006	2007	2008 FYE	Mar-08	Mar-09	Mar-09
	Twelve Month Period Ended Sept. 30,			6 Mos Ended		LTM
Net Sales	$15,311	$18,552	$40,940	$16,541	$22,899	$47,298
Cost of Sales	7,338	9,021	25,589	8,907	16,621	33,303
Gross Profit	**7,973**	**9,531**	**15,351**	**7,634**	**6,278**	**13,995**
Selling Expenses	228	272	881	294	588	1,175
General and Administrative Expenses	1,602	3,994	4,889	1,975	4,739	7,653
Total Operating Expenses	1,830	4,266	5,770	2,269	5,327	8,828
Operating Income	**6,143**	**5,265**	**9,581**	**5,365**	**951**	**5,167**
Depreciation	293	519	551	319	380	612
Amortization	209	425	134	285	227	76
EBITDA	**6,645**	**6,209**	**10,266**	**5,969**	**1,558**	**5,855**
Rental Income	-	-	3,836	1,185	1,329	3,980
Gain on Sale of Equity of Subsidiary	-	-	7,367	-	-	7,367
Loss from Unconsolidated Entity	-	-	-	-	(33)	(33)
Investment Gain	-	-	-	103	-	(103)
Interest Income	-	13	126	-	-	126
Interest Expense	(1,766)	(371)	(1,783)	(1,280)	(2,317)	(2,820)
Other Non-Operating Income	42	(31)	-	-	-	-
Add. Interest Payable under Conv. Note Indenture	-	-	(420)	(140)	(140)	(420)
Other Income, Net	(253)	65	(260)	147	213	(194)
Total Other Income (Expenses), Net	(1,977)	(324)	8,866	15	(948)	7,903
Pre-Tax Income	**4,166**	**4,941**	**18,447**	**5,380**	**3**	**13,070**
Income Tax	(104)	79	1,309	45	614	1,878
Income Before Minority Interest	**4,270**	**4,862**	**17,138**	**5,335**	**(611)**	**11,192**
Minority Interest	(35)	(106)	(1,082)	(173)	(526)	(1,435)
Net Income	**$4,235**	**$4,756**	**$16,056**	**$5,162**	**($1,137)**	**$9,757**

Note: On July 14, 2008 fiscal year changed from December 31st to September 30th

Brean Murray Carret & Co.

Sinoenergy Overview
Historical Financial Statements (continued)

Historical Balance Sheets
(as reported)

(amounts in thousands)	As of Sept. 30, 2006	As of Sept. 30, 2007	As of Sept. 30, 2008	As of March 31, 2008	As of March 31, 2009
Cash	$1,628	$3,322	$8,871	$4,203	$4,884
Restricted Cash	-	1,226	523	-	878
Accounts and Notes Receivable, Net	3,990	5,996	22,008	12,274	30,206
Other Receivables, Net	2,893	4,086	16,983	4,315	9,953
Note Subscription Receivable	-	29,840	-	-	-
Deposits and Prepayments	8,112	2,796	7,918	2,487	9,817
Inventories	1,309	2,901	7,303	4,631	3,800
Deferred Expenses	-	58	91	166	61
Total Current Assets	**17,932**	**50,223**	**63,697**	**28,076**	**59,599**
Long-Term Investments	-	1,592	1,568	10,979	2,995
Property, Plant and Equipment, Net	3,415	8,388	30,298	21,681	39,634
Intangible Assets	226	18,531	27,591	29,901	29,096
Due from Related Party	-	-	383	-	425
Other Long Term Asset	-	9,599	6,891	8,827	7,320
Goodwill	-	729	1,906	1,172	1,906
Deferred Tax Asset	3	4	13	6	16
Total Assets	**21,576**	**89,066**	**132,347**	**100,642**	**140,991**
Short-Term Bank Loan	2,529	14,843	11,953	14,247	22,133
Other Notes Payable	-	799	1,633	-	2,926
Accounts Payable	175	3,166	5,894	2,367	4,499
Advances from Customers	905	1,036	2,409	2,552	1,940
Add. Interest Payable Under Conv. Note Indenture	-	-	420	-	280
Est. Liquidated Damages Payable	-	-	-	140	-
Income Taxes Payable	121	119	633	171	831
Other Payables	1,861	5,181	5,341	7,246	2,302
Accrued Expenses	123	395	335	275	199
Deferred Income	-	-	95	-	64
Total Current Liabilities	**5,714**	**25,538**	**28,713**	**26,997**	**35,174**
3% Senior Convertible Notes	-	13,823	12,593	14,597	10,128
12% Senior Notes	-	15,622	16,658	15,660	16,669
Long-Term Loans	-	-	3,667	-	4,389
Deferred Tax Liabilities	-	-	1,095	-	744
Total Liabilities	**5,714**	**54,983**	**62,726**	**57,254**	**67,104**
Minority Interests	300	1,363	14,394	1,536	15,315
Common Stock	15	16	16	16	16
Series A Convertible Preferred Stock	6	-	-	-	-
Additional Paid-In Capital	8,892	23,175	30,396	23,412	34,415
Retained Earnings	6,268	8,217	19,953	13,379	18,816
Acc. Other Comprehensive Income	381	1,312	4,862	5,045	5,325
Total Shareholders' Equity	**15,562**	**32,720**	**55,227**	**41,852**	**58,572**
Total Liabilities and Shareholders' Equity	**$21,576**	**$89,066**	**$132,347**	**$100,642**	**$140,991**

Sinoenergy Overview
Stock Price Analysis

One-Year Annotated Price Volume Chart

Price / Volume Chart

Daily from June 27, 2008 to Present


(thousands)
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
1,600
1,400
1,200
1,000
800
600
400
200
0
Jun-08
Sep-08
Dec-08
Mar-09
Jun-09
Announced retail CNG filling station development plan in Wuhan
Signed share exchange agreement for joint venture companies with China New Energy Development Investment Co., Ltd
Opened three new retail CNG filling stations
Completed reverse stock split
Reported Q3 FY2008 results
Began trading on the Nasdaq Capital Market under ticker symbol SNEN
Sold Giant Power International for $10.7mm
Opened two new retail stations
Appointed Ming Shiao Sheng as Chief Financial Officer
Reported Q4 FY2008 results
Opened three new retail CNG filling stations
Reported Q1 FY2009 results
Reported Q2 FY2009 results
Skywide issued a letter of intent to acquire SNEN
Merger Consideration $1.90

Daily for the			Time	Closing Stock Prices				Volume (000s)				
Following Dates			Period	High	Low	Average	Median	High	Low	Average	Median	Total
06/19/09	-	06/26/09	1 Week	$1.64	$1.50	$1.55	$1.55	76	11	42	36	252
06/12/09	-	06/26/09	2 Weeks	1.64	1.41	1.52	1.54	363	11	89	62	982
05/27/09	-	06/26/09	1 Month	1.64	1.29	1.44	1.43	363	11	78	62	1,789
04/27/09	-	06/26/09	2 Months	1.64	1.23	1.39	1.37	363	5	60	45	2,638
12/29/08	-	06/26/09	6 Months	2.75	0.95	1.50	1.35	1,478	1	62	31	7,778
06/27/08	-	06/26/09	1 Year	7.04	0.95	2.97	2.40	1,478	1	49	27	12,460

Historical prices provided by Bloomberg and Capital IQ

Sinoenergy Overview
Stock Price Analysis (continued)

Relative Price Chart

Sinoenergy has underperformed comparable companies, the NASDAQ and the S&P 500 over the last 12 months

1-Year Relative Price

Daily from June 27, 2008 to Present; Price as a Percent of Base (June 27, 2008= 100%)



140%
120%
100%
80%
60%
40%
20%
0%
Jun-08
Sep-08
Dec-08
Mar-09
Jun-09
Sinoenergy Corporation
Comparable Company Index
NASDAQ Composite
S&P 500

Price Appreciation	3 Months	6 Months	1 Year
Sinoenergy Corporation	24.8%	-35.5%	-70.0%
Comparable Company Index[1]	73.7%	58.2%	-41.8%
NASDAQ	19.0%	21.7%	-20.6%
S&P 500	12.6%	5.7%	-28.1%

(1) Market cap weighted index assuming no dividend reinvestment. The Comparable Company Index is comprised of: CAAS, CHNG, NEP, CTFO, EVK, HPJ, KNDI, LPIH, SCLX, SNEN, SORL, TPI, TXIC and WUHN

Historical prices provided by Bloomberg and Capital IQ

Brean Murray Carret & Co.

Volume at Price Analysis

The majority of Sinoenergy's stock has traded at the low end of its twelve month trading range

1-Year Volume at Price

June 27, 2008 to Present


(thousands)
6,000
5,000
4,000
3,000
2,000
1,000
0
Volume
Merger Consideration $1.90
Trading Volume
At or Below $1.90 55.8%
Above $1.90 44.2%
Price

Trading Range	Days in Range	% of Total Days Traded	Trading Volume (thousands)	% of Total Trading Volume
$0.89 - $1.39	74	29.4%	5,263	42.2%
$1.40 - $1.90	28	11.1%	1,684	13.5%
$1.91 - $2.41	29	11.5%	1,325	10.6%
$2.42 - $2.92	35	13.9%	1,122	9.0%
$2.93 - $3.43	17	6.7%	631	5.1%
$3.44 - $3.94	0	0.0%	0	0.0%
$3.95 - $4.45	0	0.0%	0	0.0%
$4.46 - $4.96	13	5.2%	221	1.8%
$4.97 - $5.47	11	4.4%	251	2.0%
$5.48 - $5.98	14	5.6%	692	5.6%
$5.99 - $6.49	18	7.1%	592	4.7%
$6.50 - $7.00	10	4.0%	374	3.0%
$7.01 - $7.14	3	1.2%	305	2.4%
Total:	252	100.0%	12,460	100.0%

Historical prices provided by Bloomberg and Capital IQ

Sinoenergy Overview
Stock Price Analysis (continued)

Moving Average Price History



$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
Merger Consideration $1.90
Current
5-Day
10-Day
1-Month
3-Month
6-Month
1-Year

	Moving Average Prices						
	Current	5-Day	10-Day	1-Month	3-Month	6-Month	1-Year
Average Price	$1.56	$1.56	$1.51	$1.44	$1.36	$1.50	$2.97
Merger Consideration Premium / (Discount)	21.8%	21.6%	25.5%	31.7%	40.0%	26.7%	-36.0%

Historical prices provided by Bloomberg and Capital IQ

Sinoenergy Overview
Shareholder Analysis

Insiders[1][2]	Shares	%	Market Value[3]
Bo, Huang (Co-Founder, CEO, Director)	3,188,551	20.0%	4,974,140
Tianzhou, Deng (Co-Founder, Chairman)	3,188,551	20.0%	4,974,140
Adler, Robert I. (Director)	18,750	0.1%	29,250
Marcinkowski, Greg (Director)	18,750	0.1%	29,250
Lu, Renjie (Director)	18,750	0.1%	29,250
Shi, Baoheng (Director)	18,750	0.1%	29,250
Total Insiders	**6,452,102**	**40.5%**	**$10,065,279**
Other Significant Shareholders[1]	**Shares**	**%**	**Market Value[3]**
Chongjun, Duan	2,080,699	13.1%	3,245,890
Institutional Holders[1]	**Shares**	**%**	**Market Value[3]**
China Renaissance Capital Investment Inc.	1,119,048	7.0%	$1,745,715
Whitebox Advisors, LLC	529,669	3.3%	826,284
Ewing & Partners	480,424	3.0%	749,461
Straus Capital Management LLC	341,500	2.1%	532,740
Citigroup Inc., Asset Management Arm	289,828	1.8%	452,132
Abax Global Capital Limited	34,750	0.2%	54,210
JS Oliver Capital Management, L.P	14,026	0.1%	21,881
UBS Global Asset Management (Americas) Inc.	2,607	0.0%	4,067
Scotia Securities Inc.	45	0.0%	70
Institutional Holders	**2,811,897**	**17.6%**	**$4,386,559**
Remaining Float	**4,597,638**	**28.8%**	**$7,172,315**
Total[4]	**15,942,336**	**86.9%**	**$24,870,044**

(1) Source: Latest 13F filings, form 4 filings, form 10-K filing for the period ended September 30, 2008, Capital IQ and Bloomberg

(2) Excludes shares issuable upon exercise of stock options

(3) Based on closing price of $1.56 as of June 26, 2009

(4) Shares outstanding as of form 10-Q for the period ended March 31, 2009

Summary



28.8%
40.5%
17.6%
13.1%
Insiders
Other Significant Shareholders
Institutional Holders
Remaining Float

III. Valuation Analysis

Valuation Analysis

Methodology

- BMC's approach to analyzing the Transaction utilizes several complementary methodologies:
  - — **Comparable Company Analysis** – derives a range of implied value for the Company by analyzing how the public marketplace values similar publicly-traded companies. BMC identified fourteen (14) public companies that it deemed to have similar characteristics
  - — **Comparable Transaction Analysis** – derives a range of implied value for the Company by analyzing how acquirers value companies or assets similar to Sinoenergy. BMC examined twelve (12) transactions for which meaningful public information was available that it deemed to be comparable
  - — **Premiums Paid Analysis** – derives a range of implied value for the Company by analyzing the premiums paid in "going private" transactions. BMC examined ninety-eight (98) transactions since June 2007 with equity values from $5.5 million to $98.8 million
- Because of the absence of projected financial information, BMC was not able to perform a discounted cash flow analysis

Comparable Company Analysis

Valuation Analysis
Comparable Company Analysis

Overview

- In assessing the relative value of the Company based on publicly-traded comparable companies, BMC analyzed certain publicly-traded companies that were deemed to be comparable to Sinoenergy based on business focus and/or market and financial characteristics
- The selected companies are as follows:
  - China Automotive Systems Inc. (NasdaqCM: CAAS)
  - China Natural Gas, Inc. (NasdaqGM: CHNG)
  - China North East Petroleum Holdings Ltd. (AMEX: NEP)
  - China TransInfo Technology Corp. (NasdaqCM: CTFO)
  - Ever-Glory International Group, Inc. (AMEX: EVK)
  - Hong Kong Highpower Technology, Inc. (AMEX: HPJ)
  - Kandi Technologies, Corp (NasdaqCM: KNDI)
  - Longwei Petroleum Investment Holding Limited (OTCBB: LPIH)
  - Sino Clean Energy Inc (OTCBB: SCLX)
  - Sinoenergy Corporation (NasdaqCM: SNEN)
  - SORL Auto Parts, Inc. (NasdaqGM: SORL)
  - Tianyin Pharmaceutical Co., Inc. (AMEX: TPI)
  - Tongxin International, Ltd. (NasdaqGM: TXIC)
  - Wuhan General Group (China) Inc. (NasdaqCM: WUHN)

Valuation Analysis
Comparable Company Analysis

Overview
(continued)

- BMC compared the financial performance of Sinoenergy with the performance of the peer group for the latest twelve months of publicly-available data. BMC:
  - Derived valuation multiples by analyzing the specific peer group financial information
  - Applied these valuation multiples to Sinoenergy's corresponding results for the latest twelve month period to derive a range of implied equity values for Sinoenergy
  - Compared the range of implied equity values to the Merger Consideration

Valuation Analysis
Comparable Company Analysis

($ in millions, except per share data)	Market Information			Operating Results					Trading Multiples				
	Valuation			Trailing Twelve Months [5] [6]					Enterprise Value/			Equity Value/	
	Price [1]	Equity Value [2]	Enterprise Value [3] [4]	Revenue	EBITDA	EBIT	Net Income	Book Value	TTM Revenue	TTM EBITDA	TTM EBIT	TTM NI	Book Value
China Bio Energy Holding Co., Ltd. (NasdaqCM:CBEH)	$5.58	$173.9	$140.3	$239.6	$32.2	$31.1	$31.1	$91.2	0.6 x	4.4 x	4.5 x	5.6 x	1.9 x
China Natural Gas, Inc. (NasdaqGM:CHNG)	10.10	162.1	178.2	72.2	27.1	22.9	16.8	73.3	2.5 x	6.6 x	7.8 x	9.7 x	2.2 x
China Automotive Systems Inc. (NasdaqCM:CAAS)	5.94	160.9	207.0	166.4	22.4	17.2	10.0	82.8	1.2 x	9.3 x	12.0 x	16.1 x	1.9 x
China North East Petroleum Holdings Ltd. (AMEX:NEP)	4.59	121.4	115.9	56.6	40.8	33.6	19.9	52.3	2.0 x	2.8 x	3.4 x	6.1 x	2.3 x
China TransInfo Technology Corp. (NasdaqCM:CTFO)	4.98	112.2	103.5	31.2	11.6	11.1	10.8	42.6	3.3 x	8.9 x	9.3 x	10.4 x	2.6 x
Tongxin International, Ltd. (NasdaqGM:TXIC)	6.10	98.8	113.7	97.6	11.2	8.1	4.7	37.5	1.2 x	10.2 x	14.1 x	21.2 x	2.6 x
Longwei Petroleum Investment Holding Limited (OTCBB:LPIH)	1.03	81.3	73.8	174.8	33.5	33.1	24.1	109.9	0.4 x	2.2 x	2.2 x	3.4 x	0.7 x
SORL Auto Parts, Inc. (NasdaqGM:SORL)	3.99	72.9	72.3	120.5	14.8	12.0	9.0	76.7	0.6 x	4.9 x	6.0 x	8.1 x	1.0 x
Tianyin Pharmaceutical Co., Inc. (AMEX:TPI)	2.95	62.5	53.1	38.9	9.3	8.9	7.3	26.5	1.4 x	5.7 x	6.0 x	8.6 x	2.4 x
Wuhan General Group (China) Inc. (NasdaqCM:WUHN)	1.84	47.1	67.5	111.1	21.4	19.1	17.8	45.7	0.6 x	3.2 x	3.5 x	2.6 x	1.0 x
Kandi Technologies, Corp (NasdaqCM:KNDI)	1.51	34.1	59.7	35.0	6.8	4.4	2.7	8.8	1.7 x	8.7 x	13.6 x	12.4 x	3.9 x
Sino Clean Energy Inc (OTCBB:SCLX)	0.33	32.1	26.9	19.0	5.6	5.2	3.6	13.7	1.4 x	4.8 x	5.2 x	8.8 x	2.3 x
Ever-Glory International Group, Inc. (AMEX:EVK)	1.94	26.3	32.4	98.2	8.7	7.4	4.0	26.5	0.3 x	3.7 x	4.4 x	6.6 x	1.0 x
Hong Kong Highpower Technology, Inc. (AMEX:HPJ)	1.59	21.6	24.3	68.5	3.2	2.1	1.2	12.8	0.4 x	7.7 x	11.5 x	17.3 x	1.7 x
High		**$173.9**	**$207.0**	**$239.6**	**$40.8**	**$33.6**	**$31.1**	**$109.9**	**3.3 x**	**10.2 x**	**14.1 x**	**21.2 x**	**3.9 x**
Mean		**$86.2**	**$90.6**	**$95.0**	**$17.7**	**$15.4**	**$11.6**	**$50.0**	**1.3 x**	**5.9 x**	**7.4 x**	**9.8 x**	**2.0 x**
Median		**$77.1**	**$73.1**	**$84.9**	**$13.2**	**$11.6**	**$9.5**	**$44.2**	**1.2 x**	**5.3 x**	**6.0 x**	**8.7 x**	**2.1 x**
Low		**$21.6**	**$24.3**	**$19.0**	**$3.2**	**$2.1**	**$1.2**	**$8.8**	**0.3 x**	**2.2 x**	**2.2 x**	**2.6 x**	**0.7 x**

Source: Capital IQ, Public Filings and Press Releases
(1) As of close June 26, 2009.
(2) Based on shares outstanding calculated using the treasury stock method.
(3) Enterprise value is defined as equity value plus net debt, preferred stock and minority interests.
(4) Net Debt includes long term debt, short term debt, postretirement benefits and unfunded pensions if applicable, less cash and cash equivalents.
(5) As of March 31, 2008.
(6) Excludes non-recurring and discontinued operations.

Valuation Analysis

Comparable Company Analysis

Calculation of Implied Per Share Equity Value

($ in millions)	Revenue	EBITDA	EBIT	Net Income	Book Value
SNEN LTM Results[1][2]	$47.3	$7.7	$7.0	$1.4	$27.6
Median Multiples	**1.2 x**	**5.3 x**	**6.0 x**	**8.7 x**	**2.1 x**
SNEN Implied Per Share Equity Value at Median Multiple[3]	**($0.55)**	**($1.58)**	**($1.50)**	**$0.78**	**$3.59**

(1) As of March 31, 2009

(2) Adjusted for non-recurring and discontinued items.

(3) The implied equity value assumes a minority interest of $15.32 million, net debt of $50.48 million and shares outstanding of 15.94 million.

Valuation Analysis
Comparable Company Analysis

Conclusion

- BMC has derived the following conclusions after analyzing the publicly-traded companies deemed to be comparable to Sinoenergy:
  - The range of implied per share equity values for Sinoenergy is as follows:
    - -$1.58 per share to $3.59 per share
    - BMC noted that the Merger Consideration set forth in the Letter of Intent is within the range implied by the comparable company analysis

Comparable Transaction Analysis

Valuation Analysis
Comparable Transaction Analysis

Overview

- Although there have been a large number of transactions in Sinoenergy's industry over the last several years, financial terms have not been publicly disclosed for many of these transactions. BMC has cited selected transactions announced since August 2005, for which meaningful information is available. BMC:
  - Searched selected databases and public filings for precedent transactions of publicly traded and privately held targets comparable to Sinoenergy in terms of size and/or business focus
  - Identified twelve (12) transactions that were deemed most relevant. The target enterprise values ranged from $3.4 billion to $13.0 million and the median was $169.8 million
  - Analyzed the selected transactions and applied certain derived valuation multiples to derive an implied valuation for Sinoenergy
  - Compared the range of implied valuation to the Merger Consideration

Valuation Analysis

Comparable Transaction Analysis

($ in millions)

				Valuation		Target Parameters			Multiples		
									Enterprise Value/		Eq. Value/
Ann. Date	Closed Date	Target/ Acquiror	Target Description	Equity Value	Enterprise Value	LTM Revenue	LTM EBITDA	LTM NI	LTM Revenue	LTM EBITDA	LTM NI
04/01/09	04/01/09	Midsund Bruk AS/ Aker Solutions AS	Designer and manufacturer of pressure vessels, process vessels and storage tanks	$13.0	$13.0	$23.5	$2.8	$2.0	0.6x	4.6x	6.6x
09/02/08	Pending	Holvieka Holding B.V./ Enric Energy Equipment Holdings Ltd. (SEHK: 3899)	Manufacturer of process storage tanks for breweries, soft drink producers and the chemical industry	193.7	210.5	156.9	18.5	12.4	1.3x	11.4x	15.6x
07/21/08	10/13/08	Lovato Gas SpA/ Landi Renzo SpA	Manufacturer of conversion systems for gas, CNG or LPG for automobiles and other combustion engines	100.3	100.3	57.4	12.4	NA	1.7x	8.1x	NA
04/08/08	05/01/08	Nitram Energy Inc./ Peerless Mfg Co. (NasdaqGM: PMFG)	Manufacturer of gas separators, pulsation dampeners and silencers for the oil, chemical and power generation industries	65.0	65.0	72.6	11.1	11.9	0.9x	5.8x	5.4x
04/01/08	04/30/08	Seremban Engineering Sdn Bhd/ Success Transformer Corp Bhd (KLSE:SUCCESS)	Manufacturer and fabricator of unfired pressure vessels, heat exchangers, tanks, silos and other machinery	17.1	17.1	16.7	NA	2.0	1.0x	NA	8.7x
11/27/07	01/16/08	Collicutt Energy Services Ltd/ Finning International Inc. (TSX: FTT)	Provider of natural gas compression, underbalanced drilling equipment, power generation systems and oilfield equipment services and fabrication	100.9	143.9	141.4	7.3	2.1	1.0x	19.7x	47.7x
10/19/07	11/19/07	Daekyung Mach. & Engineering Co., Ltd./ National Pension Service 07-1 Corporate Restructuring Association QCP	Designer, engineer, manufacturer and fabricator of chemical and energy equipment	356.7	384.8	200.5	19.3	9.5	1.9x	19.9x	37.7x

(continued on next page)

Source: Public Filings, Thomson Financial and Capital IQ

BREAN MURRAY CARRET & Co.

Valuation Analysis

Comparable Transaction Analysis

($ in millions)

Ann. Date	Closed Date	Target/ Acquiror	Target Description	Valuation: Equity Value	Valuation: Enterprise Value	Target Parameters: LTM Revenue	Target Parameters: LTM EBITDA	Target Parameters: LTM NI	Multiples: Enterprise Value/ LTM Revenue	Multiples: Enterprise Value/ LTM EBITDA	Multiples: Eq. Value/ LTM NI
08/03/07	08/07/07	Enric Energy Eqpt. Holdings Ltd. (SEHK: 3899)/ China Intl. Marine Containers Group Co. Ltd. (SZSE: 200039)	Designer, manufacturer and distributor of specialized gas equipment including pressure vessels, cryogenic applications and compressors	$342.0	$322.0	$98.7	$16.6	$12.4	3.3x	19.4x	27.6x
02/05/07	08/20/07	Hanover Compressor Co./ Universal Compression Holdings	Provider of natural gas compression services and products to the natural gas industry	2,074.3	3,371.0	1,605.2	360.9	85.7	2.1x	9.3x	24.2x
12/08/06	06/26/07	Burg Industries BV/ China Intl. Marine Containers Group Co. Ltd. (SZSE: 200039)	Manufacturer and supplier of road transport equipment, tank containers and storage tanks	143.8	143.8	301.4	NA	12.2	0.5x	NA	11.8x
04/14/06	08/24/07	Wuhan Boiler Co Ltd (SZSE: 200770)/ Alstom SA (ENXTPA: ALO)	Developer, producer and seller of pressure vessels, boilers and desulfurization equipment in the PRC	80.7	195.6	356.2	15.2	6.4	0.5x	12.8x	12.5x
08/03/05	10/17/05	Chart Industries Inc./ First Reserve Corp	Manufacturer of engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases	384.4	466.1	347.0	60.4	28.4	1.3x	7.7x	13.5x
			High	**$2,074.3**	**$3,371.0**	**$1,605.2**	**$360.9**	**$85.7**	**3.3x**	**19.9x**	**47.7x**
			Mean	**$322.7**	**$452.8**	**$281.5**	**$52.5**	**$16.8**	**1.4x**	**11.9x**	**19.2x**
			Median	**$122.3**	**$169.7**	**$149.2**	**$15.9**	**$11.9**	**1.2x**	**10.4x**	**13.5x**
			Low	**$13.0**	**$13.0**	**$16.7**	**$2.8**	**$2.0**	**0.5x**	**4.6x**	**5.4x**

Source: Public Filings, Thomson Financial and Capital IQ

Valuation Analysis
Comparable Transaction Analysis

Calculation of Implied Per Share Equity Value

($ in millions)	Revenue	EBITDA	Net Income
SNEN LTM Results[(1)(2)]	$47.3	$7.7	$1.4
Median Multiples	**1.2 x**	**10.4 x**	**13.5 x**
SNEN Implied Per Share Equity Value at Median Multiple[(3)]	**($0.62)**	**$0.84**	**$1.22**

(1) As of March 31, 2009
(2) Adjusted for non-recurring and discontinued items.
(3) The implied equity value assumes a minority interest of $15.32 million, net debt of $50.48 million and shares outstanding of 15.94 million.

Brean Murray Carret & Co.

Conclusion

- BMC has derived the following conclusions after analyzing the transactions deemed to include targets comparable to Sinoenergy
  - Each of the transactions identified has characteristics that differentiate it from the contemplated Transaction
  - The buyers on the list of representative transactions were strategic in nature, and thus typically pay for their acquisitions with the expectation of achieving potential synergies that exist with the target
  - Transaction multiples vary for many different reasons including: differences in pre-transaction operating performance; level of indebtedness; other hidden or intangible assets not apparent in historical operating performance; non-disclosed add backs, etc.
  - The range of implied per share equity values for Sinoenergy is as follows:
    - -$0.62 to $1.22
  - BMC noted that the Merger Consideration set forth in the Letter of Intent is above the range implied by the comparable transactions analysis

Premiums Paid Analysis

Valuation Analysis
Premiums Paid Analysis

Overview

- BMC conducted a Premiums Paid Analysis, which compares the premiums paid in "going private" transactions at announcement over the stock price of the target 1-day, 1-week and 1-month prior to the announcement
- BMC reviewed ninety-eight (98) transactions with the following characteristics:
  - Date Announced: The transactions were all announced within the last two years (between June 2007 and June 2009)
  - Market Capitalization: The equity values of the target companies in the transactions analyzed ranged from $5.5 million to $98.8 million. The median equity value was $46.0 million
  - Percent of Target Acquired: All transactions analyzed were majority acquisitions

Valuation Analysis
Premiums Paid Analysis

Overview
(continued)

- BMC analyzed the selected transactions and applied the observed premiums to Sinoenergy's stock price at different points in time. BMC:
  - Calculated premium percentages by analyzing the transactions
  - Derived a range of implied share values for Sinoenergy by applying these percentages to Sinoenergy's corresponding stock prices 1-day, 1-week and 1-month prior to signing the Letter of Intent
  - Compared the range of implied share values to the Merger Consideration

Valuation Analysis
Premiums Paid Analysis

Date Announced	Date Effective	Target Name	Target Exchange:Tkr	Acquiror Name	Equity Value ($mm)	Premium Over 1 Day Prior	Premium Over 1 Week Prior	Premium Over 4 Weeks Prior	% Acquired
05/18/09	06/22/09	IDM Pharma Inc	Nasdaq: IDMI	Takeda America Holdings Inc	$66.7	55.3%	57.1%	46.7%	86.4%
04/29/09	06/25/09	I-Many Inc	Nasdaq: IMNY	LLR Partners Inc	32.8	90.6%	165.2%	60.5%	100.0%
04/13/09	05/26/09	InFocus Corp	Nasdaq: INFS	IC Acquisition Corp	38.6	35.7%	43.9%	93.9%	91.8%
03/05/09	06/01/09	Gevity HR Inc	Nasdaq: GVHR	TriNet Group Inc	98.8	97.0%	88.7%	75.4%	100.0%
02/23/09	04/02/09	Emageon Inc	Nasdaq: EMAG	AMICAS Inc	39.0	142.7%	76.7%	-7.1%	100.0%
02/23/09	04/03/09	Hifn Inc	Nasdaq: HIFN	EXAR Corp	59.0	58.7%	37.0%	20.5%	100.0%
02/09/09	05/30/09	Galaxy Nutritional Foods Inc	AMEX: GXY	Andromeda Acquisition Inc	6.2	111.8%	80.0%	44.0%	100.0%
02/03/09	03/31/09	Pharmanet Development Grp Inc	Nasdaq: PDGI	JLL Partners Inc	97.6	273.1%	240.1%	300.0%	100.0%
01/27/09	04/27/09	Avanex Corp	Nasdaq: AVNX	Bookham Inc	33.7	65.7%	73.6%	126.0%	100.0%
01/14/09	05/01/09	Apple Valley Bank & Trust Co	OTCBB: AVBK	New England Bancshares Inc,CT	7.3	6.9%	6.9%	73.5%	100.0%
01/12/09	02/25/09	Targanta Therapeutics Corp	Nasdaq: TARG	Medicines Co	42.0	96.1%	227.9%	102.0%	100.0%
12/29/08	03/20/09	Westaff Inc	Nasdaq: WSTF	Koosharem Corp	20.9	78.6%	66.7%	220.5%	100.0%
12/23/08	03/12/09	Scopus Video Networks Ltd	Nasdaq: SCOP	Harmonic Inc	78.9	46.4%	56.8%	48.6%	100.0%
12/22/08	02/27/09	Minrad International Inc	AMEX: BUF	Piramal Healthcare Ltd	5.9	71.4%	-20.0%	-28.1%	100.0%
12/04/08	04/24/09	NitroMed Inc	Nasdaq: NTMD	Deerfield Capital Corp	36.9	381.9%	196.3%	135.3%	100.0%
11/25/08	01/05/09	Memory Pharmaceuticals Corp	Nasdaq: MEMY	Roche Holding AG	50.2	317.8%	306.7%	771.4%	100.0%
11/24/08	12/24/08	Digital Fusion Inc	OTCBB: DIGF	Kratos Defense & Security	28.0	47.8%	47.8%	89.1%	100.0%
11/18/08	03/04/09	Advanced Biotherapy Inc	OTCBB: ADVB	Lime Energy Co	10.1	43.8%	331.3%	23.2%	90.8%
10/22/08	01/20/09	Med-Emerg International Inc	OTCBB: MDER	AIM Health Group Inc	5.6	28.6%	31.0%	-2.0%	100.0%
10/13/08	11/20/08	Ashworth Inc	Nasdaq: ASHW	TaylorMade-adidas Golf	28.0	9.8%	-26.4%	-40.1%	100.0%
09/25/08	11/24/08	Cherokee International Corp	Nasdaq: CHRK	Lineage Power Holdings Inc	62.3	33.3%	48.8%	16.8%	100.0%
09/24/08	12/23/08	Pharmacopeia Inc	Nasdaq: PCOP	Ligand Pharmaceuticals Inc	53.5	43.8%	39.4%	-22.5%	100.0%
09/24/08	12/31/08	Gateway Financial Holdings Inc	Nasdaq: GBTS	Hampton Roads Bankshares Inc	86.8	15.8%	60.1%	-1.7%	100.0%
09/18/08	01/27/09	Centerplate Inc	AMEX: CVP	Kohlberg & Co LP	52.5	-17.5%	-43.6%	-39.0%	100.0%
09/10/08	04/17/09	American Cmnty Bancshares Inc	Nasdaq: ACBA	Yadkin Valley Financial Corp	98.6	106.7%	101.5%	106.7%	100.0%
09/09/08	11/03/08	Pharsight Corp	Nasdaq: PHST	Tripos LP	52.2	37.8%	33.5%	28.2%	100.0%
09/05/08	10/24/08	Nevada Chem Inc	Nasdaq: NCEM	Investor Group	93.6	37.7%	34.4%	35.7%	100.0%
09/03/08	12/31/08	Lincoln Bancorp,IN	Nasdaq: LNCB	First Merchants,Muncie,IN	83.8	52.3%	72.1%	70.4%	100.0%
09/02/08	09/02/08	IVAX Diagnostics Inc	AMEX: IVD	Investor Group	19.4	16.7%	40.0%	11.1%	72.0%
08/11/08	09/10/08	Allergy Research Group Inc	OTCBB: ALRG	Longhorn Acquisition Corp	19.5	66.3%	66.3%	87.3%	100.0%
08/05/08	09/23/08	Buca Inc	Nasdaq: BUCA	Planet Hollywood International	9.7	40.6%	45.2%	2.3%	100.0%
07/28/08	02/02/09	Meadow Valley Corp	Nasdaq: MVCO	Insight Equity I LP	60.1	22.2%	19.7%	25.0%	100.0%
07/18/08	07/18/08	Columbia Financial Corp	OTCBB: CLBF	CCFNB Bancorp Inc	22.6	2.7%	-1.5%	-10.9%	100.0%
07/09/08	10/27/08	Centillium Communications Inc	Nasdaq: CTLM	TranSwitch Corp	42.8	63.0%	60.5%	28.4%	100.0%
07/08/08	08/21/08	SGX Pharmaceuticals Inc	Nasdaq: SGXP	Eli Lilly & Co	63.4	109.8%	106.9%	125.6%	100.0%
06/26/08	11/01/08	Community Bankshares Inc	AMEX: SCB	First Citizens Bank & Tr of SC	96.1	90.9%	81.8%	87.3%	100.0%
06/26/08	08/29/08	Celebrate Express Inc	Nasdaq: BDAY	Liberty Media Corp	31.1	39.3%	47.7%	32.2%	100.0%
06/24/08	09/29/08	Memry Corp	AMEX: MRY	SAES Getters SpA	77.0	73.1%	74.3%	69.6%	100.0%
06/17/08	10/07/08	Motive Inc	OTCBB: MOTV	Alcatel Lucent SA	62.4	52.7%	23.9%	53.8%	100.0%
06/16/08	08/09/08	Cash Systems Inc	Nasdaq: CKNN	Global Cash Access Hldg Inc	9.2	4.2%	13.9%	51.5%	100.0%

(continued on next page)

Source: Thomson Financial

Valuation Analysis
Premiums Paid Analysis

Date Announced	Date Effective	Target Name	Target Exchange:Tkr	Acquiror Name	Equity Value ($mm)	Premium Over 1 Day Prior	Premium Over 1 Week Prior	Premium Over 4 Weeks Prior	% Acquired
05/29/08	07/09/08	Kintera Inc	Nasdaq: KNTA	Blackbaud Inc	45.8	69.7%	55.6%	64.7%	100.0%
05/28/08	11/12/08	Service 1st Bancorp,CA	OTCBB: SVCF	Central Valley Community,CA	23.4	46.4%	64.1%	65.5%	100.0%
05/19/08	09/19/08	Jazz Technologies Inc	AMEX: JAZ	Tower Semiconductor Ltd	42.1	195.2%	187.5%	275.3%	100.0%
05/14/08	10/31/08	Indian Village Bancorp Inc,OH	OTCBB: IDVB	CSB Bancorp Inc,Millersburg,OH	7.9	50.6%	47.6%	47.6%	100.0%
05/09/08	09/24/08	Western Asset Zenix Income Fd	NYSE: ZIF	Western Asset High Inc Fd II	30.2	-27.0%	-26.4%	-22.5%	100.0%
05/08/08	10/02/08	Enliven Marketing Technologies	Nasdaq: ENLV	DG FastChannel Inc	75.7	6.9%	13.3%	15.0%	89.4%
05/01/08	06/18/08	NetManage Inc	Nasdaq: NETM	Micro Focus International PLC	73.4	73.5%	74.3%	71.4%	100.0%
04/28/08	07/10/08	Max & Erma's Restaurants Inc	Nasdaq: MAXE	G&R Acquisition Inc	10.2	37.0%	33.7%	53.9%	100.0%
04/22/08	07/17/08	Restore Medical Inc	Nasdaq: REST	Medtronic Inc	25.2	272.1%	322.2%	28.0%	100.0%
04/15/08	05/28/08	CryoCor Inc	Nasdaq: CRYO	Boston Scientific Corp	17.2	22.7%	-4.3%	-27.4%	100.0%
04/11/08	09/17/08	Simtek Corp	Nasdaq: SMTK	Cypress Semiconductor Corp	36.4	-14.1%	-18.8%	-10.6%	80.8%
04/10/08	07/01/08	TouchStone Software Corp	OTCBB: TSSW	Phoenix Technologies Ltd	17.8	28.7%	24.4%	34.6%	100.0%
04/09/08	07/07/08	EP MedSys Inc	Nasdaq: EPMD	St Jude Medical Inc	93.1	112.8%	93.6%	93.6%	100.0%
04/02/08	06/30/08	OC Financial Inc	OTCBB: OCFL	First Place Finl,Warren,OH	7.5	34.5%	34.5%	41.6%	100.0%
03/31/08	06/10/08	AirNet Systems Inc	NYSE: ANS	Bayside Capital Inc	28.6	93.8%	89.9%	56.1%	100.0%
03/27/08	03/27/08	Quipp Inc	Nasdaq: QUIP	Illinois Tool Works Inc	8.3	88.3%	88.3%	46.0%	100.0%
03/13/08	05/14/08	Gibraltar Packaging Group Inc	OTCBB: PACK	Rosmar Packaging Group Inc	21.4	214.8%	214.8%	214.8%	100.0%
03/13/08	08/01/08	National Atlantic Hldg Corp	Nasdaq: NAHC	Palisades Group	70.1	14.5%	18.4%	11.8%	100.0%
03/11/08	05/09/08	Cytogen Corp	Nasdaq: CYTO	EUSA Pharma Inc	22.0	34.8%	20.4%	12.7%	100.0%
03/10/08	10/16/08	River City Bank,VA	Nasdaq: RCBK	Village Bk & Tr Finl Corp	20.4	45.7%	40.1%	49.9%	100.0%
03/10/08	05/22/08	WJ Communications Inc	Nasdaq: WJCI	TriQuint Semiconductor Inc	69.0	17.7%	17.7%	56.3%	100.0%
03/10/08	06/06/08	Specialized Health Prod Intl	OTCBB: SHPI	CR Bard Inc	68.3	8.7%	13.6%	22.0%	100.0%
03/03/08	04/21/08	Optio Software Inc	OTCBB: OPTO	Bottomline Technologies Inc	45.8	48.0%	54.2%	51.6%	100.0%
02/27/08	09/02/08	1st Independence Finl Grp,KY	Nasdaq: FIFG	MainSource Finl Grp Inc,IN	36.9	70.0%	33.9%	75.0%	100.0%
02/26/08	04/29/08	National Med Health Card Sys	Nasdaq: NMHC	SXC Health Solutions Corp	62.0	13.3%	8.5%	19.0%	100.0%
02/25/08	04/10/08	Criticare Systems Inc	AMEX: CMD	Opto Circuits (India) Ltd	69.3	19.0%	26.4%	71.3%	100.0%
02/22/08	06/30/08	ESS Technology Inc	Nasdaq: ESST	Imperium Partners Group LLC	58.3	36.7%	36.7%	42.6%	100.0%
02/15/08	08/18/08	Iron & Glass Bancorp Inc	OTCBB: ORGB	FNB Corp,Naples,Hermitage,PA	83.0	41.5%	41.5%	45.6%	100.0%
01/18/08	06/11/08	Dominion Homes Inc	Nasdaq: DHOM	Investor Group	5.5	38.3%	27.5%	47.7%	53.9%
01/15/08	04/01/08	Manatron Inc	Nasdaq: MANA	Thoma Cressey Bravo Inc	65.8	36.4%	37.9%	34.8%	100.0%
01/15/08	07/18/08	Financial Industries Corp	OTCBB: FNIN	Americo Life Inc	74.4	30.6%	31.8%	31.8%	100.0%
01/09/08	05/30/08	Shore Financial Corp,VA	Nasdaq: SHBK	Hampton Roads Bankshares Inc	56.5	81.8%	81.8%	80.6%	100.0%
01/08/08	07/18/08	MFB Corp,Mishawaka,Indiana	Nasdaq: MFBC	MutualFirst Financial Inc,IN	57.2	56.1%	56.1%	56.8%	100.0%
01/07/08	04/01/08	Burke-Parsons-Bowlby Corp	OTCBB: BPAB	Stella-Jones Inc	39.1	27.4%	27.4%	27.4%	100.0%
12/27/07	03/06/08	Document Sciences Corp	Nasdaq: DOCX	EMC Corp	83.9	79.1%	75.8%	71.3%	100.0%
12/17/07	02/11/08	Carrier Access Corp	Nasdaq: CACS	Turin Networks Inc	90.2	4.0%	7.0%	25.0%	100.0%
12/14/07	05/31/08	BOE Finl Svcs of Virginia Inc	Nasdaq: BSXT	Community Bankers Acq Corp	51.4	60.3%	60.9%	72.7%	100.0%
12/03/07	02/26/08	Cohesant Technologies Inc	OTCBB: COHT	Graco Inc	32.6	59.7%	53.3%	47.6%	100.0%
11/19/07	03/18/08	Canyon Resources Corp	AMEX: CAU	Atna Resources Ltd	29.3	45.5%	45.1%	38.3%	100.0%
11/18/07	12/28/07	Natrol Inc	Nasdaq: NTOL	Plethico Pharmaceuticals Ltd	62.8	93.8%	69.2%	39.7%	100.0%

(continued on next page)

Source: Thomson Financial

Brean Murray Carret & Co.

Valuation Analysis

Premiums Paid Analysis

Date Announced	Date Effective	Target Name	Target Exchange:Tkr	Acquiror Name	Equity Value ($mm)	Premium Over 1 Day Prior	Premium Over 1 Week Prior	Premium Over 4 Weeks Prior	% Acquired
11/07/07	07/02/08	vFinance Inc	OTCBB: VFIN	National Holdings Corp	15.3	47.4%	21.7%	27.3%	100.0%
10/02/07	03/14/08	Pavilion Bancorp Inc,Adrian,MI	OTCBB: PVLN	First Defiance Financial,OH	54.7	57.9%	71.6%	68.7%	100.0%
09/21/07	12/18/07	RTW Inc	Nasdaq: RTWI	Rockhill Holding Co	66.3	53.7%	50.9%	60.7%	100.0%
09/17/07	10/31/07	Target Logistics Inc	AMEX: TLG	Mainfreight Ltd	46.2	38.9%	42.1%	31.6%	100.0%
08/30/07	11/30/07	TSB Financial Corp,Charlotte,	OTCBB: TSBC	SCBT Finl Corp,Columbia,SC	42.6	86.7%	86.7%	113.8%	100.0%
08/27/07	01/31/08	Carolina National Corp	Nasdaq: CNCP	First National Bancshares Inc	56.9	59.2%	50.4%	39.7%	100.0%
08/27/07	12/13/07	Cost-U-Less Inc	Nasdaq: CULS	North West Co Fund	52.4	11.9%	7.4%	15.4%	100.0%
08/13/07	10/25/07	Gensym Corp	OTCBB: GNSM	Versata Inc	19.6	11.9%	11.9%	14.1%	100.0%
08/08/07	10/30/07	Aptimus Inc	Nasdaq: APTM	Apollo Group Inc	47.0	-10.6%	-8.6%	-16.9%	83.2%
08/07/07	10/29/07	Isotis Inc	Nasdaq: ISOT	Integra LifeSciences Hldg Corp	46.5	5.4%	3.7%	2.7%	100.0%
08/06/07	09/21/07	CompuDyne Corpo	Nasdaq: CDCY	Investor Group	59.4	34.4%	31.3%	24.8%	100.0%
07/26/07	01/31/08	Boardwalk Bancorp Inc,Linwood	Nasdaq: BORD	Cape Savings Bank,Cape May	98.8	27.1%	33.3%	33.0%	100.0%
07/12/07	04/01/08	Great Pee Dee Bancorp Inc,SC	Nasdaq: PEDE	First Bancorp,Troy,NC	37.0	34.9%	31.3%	29.0%	100.0%
07/11/07	08/29/07	Boston Communications Group	Nasdaq: BCGI	Tea Party Acquisition Corp	65.7	80.9%	105.7%	144.9%	100.0%
07/05/07	08/10/07	ACR Group Inc	Nasdaq: ACRG	Watsco Inc	81.4	46.7%	45.2%	42.4%	100.0%
07/05/07	10/22/07	Champps Entertainment Inc	Nasdaq: CMPP	F&H Acquisition Corp	73.3	-17.7%	-14.5%	-16.4%	100.0%
06/29/07	01/17/08	BIW Ltd	AMEX: BIW	South Central CT Regional	39.8	39.7%	48.4%	46.6%	100.0%
06/28/07	08/20/07	Guideline Inc	OTCBB: GDLN	infoUSA Inc	28.3	22.7%	18.4%	10.7%	89.0%

	Equity Value ($mm)	1 Day Prior	1 Week Prior	4 Weeks Prior
High	$98.8	381.9%	331.3%	771.4%
Mean	$47.3	58.7%	59.5%	57.8%
Median	$46.0	45.6%	45.2%	43.3%
Low	$5.5	-27.0%	-43.6%	-40.1%

	June 26	June 22	June 1
SNEN Closing Prices	$1.56	$1.54	$1.36
Premium at $1.90 per share	21.8%	23.4%	39.7%
	At Median Percentage		
SNEN Implied per Share Value	$2.27	$2.24	$1.95

- Based on the median premiums observed in the transactions above, the implied valuation range of Sinoenergy's shares is $1.95 per share to $2.27 per share
- BMC noted that the Merger Consideration of $1.90 per share is near the low end of this range

Source: Thomson Financial

IV. Summary

Conclusion

Overview

- No company or transaction used in the analysis performed by BMC as a comparison is identical to Sinoenergy
- BMC may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so the implied valuation resulting from any particular analysis described herein should not be taken to be BMC's view of the actual value of Sinoenergy

Conclusion

Valuation Summary



Merger Consideration $1.90
Comparable Companies
-$1.58
$3.59
Comparable Transactions
-$0.62
$1.22
Premiums Paid Analysis
$1.9
$2.27
-$2.00
-$1.50
-$1.00
-$0.50
$0.00
$0.50
$1.00
$1.50
$2.00
$2.50
$3.00
$3.50
$4.00
Implied Per Share Equity Value

Conclusion

- The proposed Merger Consideration of $1.90 per share falls within the range of implied per share equity values when using different valuation techniques and taking into consideration other qualitative factors that give us reason to support this valuation for Sinoenergy
- On the basis of our analysis and review and in reliance on the accuracy and completeness of the information furnished to us, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the Shareholders of Sinoenergy, from a financial point of view

Appendix: Form of Fairness Opinion